Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-106246 of Alliance Data Systems Corporation on Form S-8 of our report dated March 4, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities" and Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles" described in Note 2 and the restatement described in Note 21) appearing in the Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

Dallas, Texas
March 16, 2004